Exhibit 99.2

Newbury Street Acquisition Corporation Announces Closing of $120 Million Initial Public Offering

New York, NY, March 25, 2021 /GLOBE NEWSWIRE/ -- Newbury Street Acquisition Corporation (the “Company”) announced today the closing of its initial public offering of 12,000,000 units at a price of $10.00 per unit, resulting in gross proceeds of $120 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NBSTU” on March 23, 2021. Each unit consists of one share of the Company’s common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on Nasdaq under the symbols “NBST” and “NBSTW,” respectively.

The Company is a special purpose acquisition company (“SPAC”) whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition or business combination target in any business or industry, it intends to focus its search on a technology business in the consumer internet or media space, including sports and entertainment verticals, with enterprise values of approximately $500 million to $2.5 billion. NBST is sponsored by Newbury Street Acquisition Sponsor LLC.

The Company is led by Thomas Bushey, Chief Executive Officer and Kenneth King, Chief Financial Officer. The Company’s directors include Jennifer Vescio, Matthew Hong, and Teddy Zee. Additionally, the Company’s advisors include Kenneth Ng, Ted Seides, and Katie Soo.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,800,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of units, $120 million (or $10.00 per unit sold in the offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of March 25, 2021 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on March 22, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Media and Investors

Thomas Bushey, CEO

Tom.bushey@newburystreetspac.com